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                                   EXHIBIT 10

        1996 Employee and Consultants Stock Benefit Plan to be applied for the following purposes:

                 Directors Compensation. Each person serving as a Director of the Corporation as of November 15, 1996, shall receive as consideration for his service on the Board of Directors fifty thousand (50,000) shares of the Corporation's Common Stock.

                 Officer's Compensation. In consideration for his serving as Treasurer of the Corporation, Richard Kincaid shall receive fifty thousand (50,000) shares of the Corporation's Common Stock

                 Management's Compensation. In consideration for his diligent service to the Corporation as President of Epoch Communications Corporation, and in further consideration for his previously having transferred, on or about September 15, 1996, 19,600 shares of the Corporation's Common Stock registered in his name to First London Securities, the proceeds of which transfer were applied for the benefit of the Corporation, Robert E. Horstman shall receive 39,200 shares of the Corporation's Common Stock.

                 Designated Consultant's Compensation. In consideration of the face value of services rendered by Strategic Advisory Services, Inc. under its agreements with the Corporation, Strategic Advisory Services, Inc. shall receive 236,945 shares of the Corporation's Common Stock.

                 Discretionary Compensation. There shall be reserved 200,000 shares of the Corporation's Common Stock for issuance to key employees (other than officers and directors) of the Corporation. Up to fifteen thousand (15,000) shares may be issued to any key employee upon the recommendation of management and with the prior approval of the Compensation Committee. If the aggregate number of shares proposed to be issued to any key employee under the plan shall exceed fifteen thousand (15,000) shares, then such issuance shall be approved in advance by the Board of Directors.

         Other. The balance of said shares shall be used for compensation of consultants as shall from time to time be determined by the Chairman and the Chief Operating Officer of the Company.





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